                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                  (Unaudited)

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
                            FOR THE NINE MONTHSENDED        FOR THE THREE MONTHS ENDED
                           --------------------------      ----------------------------
                              NOVEMBER    NOVEMBER            NOVEMBER      NOVEMBER
                              30, 1995    30, 1996            30, 1995      30, 1996
                           ------------  -----------       -------------  -------------
PRIMARY EARNINGS:
----------------

NET INCOME                  $ 5,548,058  $ 6,871,148         $ 1,741,894  $ 2,834,143
                            ===========  ===========         ===========  ===========

WEIGHTED AVERAGE SHARES:
  Common shares
   outstanding                8,732,299    8,081,844           8,732,299    8,081,844

  Common share
   equivalents                  409,232       17,129             155,311      228,300
                            -----------  -----------         -----------  -----------

  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                9,141,531    8,098,973           8,887,610    8,310,144
                            ===========  ===========         ===========  ===========
PRIMARY EARNINGS PER
 COMMON SHARE:              $       .61  $       .85         $       .20  $       .34
                            ===========  ===========         ===========  ===========

FULLY DILUTED EARNINGS:
--------------------------
  Net Income                $ 5,548,058  $ 6,871,148         $ 1,741,894  $ 2,834,143

  Net (after tax)
   interest expense
   related to
   convertible debt             273,389      534,764              85,900      170,825
                            -----------  -----------         -----------  -----------
NET INCOME AS ADJUSTED      $ 5,821,447  $ 7,405,912         $ 1,827,794  $ 3,004,968
                            ===========  ===========         ===========  ===========
SHARES:
  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                9,141,531    8,098,973           8,887,610    8,310,144

  Additional options
    not included above          917,495      681,587           1,171,416      550,410

  Assuming conversion
   of convertible debt          784,333    1,629,629             784,333    1,555,555
                            -----------  -----------         -----------  -----------

  Weighted average
   number of common
   shares outstanding
   as adjusted               10,843,359   10,410,189          10,843,359   10,416,109
                            ===========  ===========         ===========  ===========
FULLY DILUTED EARNINGS
PER COMMON SHARE            $       .54  $       .71         $       .17  $       .29
                            ===========  ===========         ===========  ===========
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